UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

HASBRO, INC.

(Exact name of registrant as specified in its charter)

Rhode Island	05-0155090
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1027 Newport Avenue Pawtucket, Rhode Island	02862
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $.50 par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1.  Description of Registrant’s Securities to be Registered.

This Form 8-A is being filed in connection with Hasbro, Inc.’s (the “Company’s”) listing of its common stock, $.50 par value per share (the “Common Stock”) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on the NASDAQ Global Select Market commencing on or about December 21, 2010. The Company is voluntarily delisting the Common Stock from the New York Stock Exchange effective as of the close of business on December 20, 2010.

GENERAL

The Company’s authorized capital stock consists of 600,000,000 shares of common stock, par value $.50 per share (“Common Stock”), and 5,000,000 shares of preference stock, par value $2.50 per share (“Preferred Stock”).  No shares of Preferred Stock are issued or outstanding as of the date of filing of this Form 8-A.

The following is a summary of the material provisions of the Company’s Restated Articles of Incorporation (the “Articles of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), insofar as they relate to the material terms of the Common Stock.  This summary  is qualified in its entirety by reference to the Articles of Incorporation and Bylaws, which are incorporated by reference from Exhibits 3.1, 3.2, 3.3 and 3.4 hereto. Additionally, the Rhode Island Business Corporation Act, as amended (the “RIBCA”), may also affect the terms of the Common Stock.

VOTING RIGHTS

The holders of the Common Stock are entitled to voting rights for the election of directors and for other purposes, subject to any voting rights which may in the future be granted to subsequently created series of Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held on all matters to be voted upon by shareholders of the Company.

DIVIDEND RIGHTS

     The holders of outstanding shares of the Common Stock are entitled to receive dividends when and if declared by the Company’s Board of Directors out of any funds legally available.

LIQUIDATION RIGHTS

Subject to the prior rights of creditors and the holders of any outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to share ratably in the Company’s remaining assets in the event of a liquidation, dissolution or winding up of the Company.

OTHER PROVISIONS

The Common Stock is fully paid and is not liable to any calls or assessments and is not convertible into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock, and there are no preemptive rights held by holders of the Common Stock.

 CERTAIN PROVISIONS RELATED TO EXTRAORDINARY TRANSACTIONS

The provisions of the Company Articles of Incorporation summarized in the following paragraphs could have an impact on potential transactions involving a change in control of the Company or other extraordinary transactions. These provisions are intended to serve the best interests of the Company and its shareholders. They may, however, delay, defer or prevent a tender offer or other transaction that a shareholder might consider to be in his or her best interest.

Directors can be removed from office only for cause and, with certain exceptions, only with the approval of a majority vote of the entire Board of Directors or by the affirmative vote of holders of a majority of the Company’s then outstanding shares of capital stock entitled to vote for these directors. Vacancies on the Board of Directors may be filled only by the remaining directors and not by the shareholders.

Under the Company’s Articles of Incorporation, the Board of Directors by resolution may establish one or more series of Preferred Stock having the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further shareholder approval. These rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of the Company.

The Articles of Incorporation also provide that any action required or permitted to be taken by our shareholders may be effected only at an annual or special meeting of shareholders, or by the unanimous written consent of shareholders.

In order to approve a number of extraordinary corporate transactions, such as a merger, consolidation or sale of all or substantially all assets, with an Interested Person, as defined below, our Articles of Incorporation require:

- an 80% vote of all outstanding shares entitled to vote, including a majority vote of all disinterested shareholders;

- the approval of a majority of the entire Board of Directors, including the affirmative vote of a majority of the "Continuing Directors," as defined in our Articles of Incorporation; and

- the satisfaction of procedural requirements which are intended to assure that shareholders are treated fairly under the circumstances.

"Interested Person," as used in the preceding paragraph means:

 - any person who together with its "Affiliates" and "Associates," as defined in the Exchange Act, and any person acting in concert therewith, who is the beneficial owner, directly or indirectly, of ten percent or more of the votes held by the holders of the securities generally entitled to vote for directors (the "Voting Stock"),

- any Affiliate or Associate of an Interested Person, including without  limitation, a Person acting in concert therewith,

- any person that at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the votes held by the holders of shares of Voting Stock, or

- an assignee of, or successor to, any shares of Voting Stock which were at any time within the two year period prior to the date in question beneficially owned by any Interested Person, if such assignment or succession occurred in a transaction or series of transactions not involving a public offering as defined by the Securities Act.

This definition of an Interested Person is subject to certain exceptions as contained within our Articles of Incorporation.

The 80% vote will not be required and, in accordance with the RIBCA, only a majority vote of shareholders will generally be required, if this type of a transaction is approved by a majority of the entire Board of Directors, including the affirmative vote of at least two-thirds of the Continuing Directors.

AMENDMENTS TO THE ARTICLES OF INCORPORATION AND BYLAWS

Certain provisions of the Articles of Incorporation (such as those providing for approvals of extraordinary transactions when an Interested Person exists and those governing the calling of shareholder meetings and action by shareholder written consent) require a vote of 66 2/3% of our outstanding shares to be amended (80% of the outstanding shares if an Interested Person exists).

The Bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the Company’s Board of Directors without stockholder approval.  The shareholders of the Company may adopt, amend or repeal the Bylaws upon the vote of at least 66 2/3% of the outstanding shares, provided that such vote must be approved by at least 80% of the outstanding shares if there is an Interested Person.

Item 2.  Exhibits

Exhibit Number	Description
3.1	Restated Articles of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended July 2, 2000, File No. 1-6682.)
3.2

Amendment to Articles of Incorporation, dated June 28, 2000. (Incorporated by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q for the period ended July 2, 2000, File No. 1-6682.)

3.3

Amendment to Articles of Incorporation, dated May 19, 2003.  (Incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 29, 2003, File No. 1-6682.)

3.4

Amended and Restated Bylaws of the Company, as amended. (Incorporated by reference to Exhibit 3(d) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, File No. 1-6682.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HASBRO, INC.
(Registrant)

By:	/s/ Deborah Thomas
Deborah Thomas
Senior Vice President and Chief Financial Officer

Dated: December 20, 2010

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Articles of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended July 2, 2000, File No. 1-6682.)
3.2

Amendment to Articles of Incorporation, dated June 28, 2000. (Incorporated by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q for the period ended July 2, 2000, File No. 1-6682.)

3.3

Amendment to Articles of Incorporation, dated May 19, 2003.  (Incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 29, 2003, File No. 1-6682.)

3.4

Amended and Restated Bylaws of the Company, as amended. (Incorporated by reference to Exhibit 3(d) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, File No. 1-6682.)